Exhibit 10.1
PROMISSORY NOTE

$100,000	July 16, 2007
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of the                     , or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of One Hundred Thousand Dollars ($100,000) under the terms set forth herein.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of twelve percent (12%) per annum.
2. Payment. Except as otherwise provided herein, and subject to any default hereunder, the principal and interest hereof is payable as follows:
     (a) The entire outstanding principal amount of the Note together with all accrued but unpaid interest shall be due and payable in cash or otherwise immediately available funds in one balloon payment on the sixtieth (60th) month anniversary of this Note (the “Maturity Date”).
     (b) Maker may prepay this Note, in whole or in part, upon five (5) days prior written notice to Payee at a cost equal to accrued interest plus the present value of the note discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such Prepayment Notice, plus (y) 100 basis points. All Prepayments shall be applied first to accrued but unpaid interest and then to principal.
3. Demand Right for Early Payment. Payee shall have the one-time right, in its sole and absolute discretion, to require Maker to pay all outstanding principal amounts and accrued but unpaid interest due under this Note by providing Maker with written notice of such payment requirement no sooner than November 1, 2007, but no later than November 15, 2007 (the “Payment Notice”). Upon receipt of such Payment Notice, Maker shall pay all such amounts in cash or otherwise immediately available funds on or prior to November 20, 2007. The failure of Payee to provide the Payment Notice within the required time period will constitute a waiver of such right without further action of either party.
4. Mandatory Prepayment Upon Sale Transaction. If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction, Maker shall give Payee at least fifteen (15) days prior written notice of the proposed date for consummation of the Sale Transaction. Despite any other provisions hereof, the entire principal balance of this Note, and all accrued but unpaid interest, shall be due and payable immediately prior to (and as a condition of) the closing on the Sale Transaction. In addition to the payment of outstanding principal and any accrued but unpaid interest, Maker shall also pay to Payee a prepayment penalty amount equal to the present value of the remaining unpaid coupons that would otherwise by paid thru maturity but for the Sale Transaction discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such Prepayment Notice, plus (y) 100 basis points.

For purposes of this Note, a “Sale Transaction” shall mean the sale, license or other disposition of all or substantially all of Maker’s assets, the sale or exchange of a majority of the outstanding voting stock of Maker or the merger or consolidation of Maker into or with any other entity (except in the case where the holders of Maker’s voting stock prior to consummation of such merger or consolidation hold at least a majority of the outstanding voting securities of the surviving entity).
5. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (b) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     Without limiting the above, the Maker acknowledges that payment on the scheduled due date in Sections 2 is of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above.
6. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.
7. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
8. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
9. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.
By
Richard Bjorkman, Vice President and
Chief Financial Officer